Exhibit 99.1

INC Research Announces Executive Leadership Promotions

Company appoints Michael Gibertini, PhD, as new COO and Tara Fitzgerald as President,

Clinical Development Services; CEO succession plan complete

Raleigh, N.C., Oct. 3, 2016—INC Research Holdings, Inc. (Nasdaq: INCR), a leading, global Phase I to IV contract research organization, today announced the promotions of Michael Gibertini, PhD, and Tara Fitzgerald to key executive leadership roles within the Company. Dr. Gibertini, who currently serves as INC Research’s President, Clinical Development, has been promoted to Chief Operating Officer (COO) succeeding Alistair Macdonald while Tara Fitzgerald, Executive Vice President, Biometrics, has been appointed President, Clinical Development Services. The appointments of Dr. Gibertini and Ms. Fitzgerald are being made in conjunction with the Company’s CEO succession plan previously announced on July 28, 2016, with COO Alistair Macdonald assuming the role of Chief Executive Officer and joining the Board of Directors for INC Research effective Oct. 1, 2016. Alistair Macdonald succeeds Jamie Macdonald, who also has stepped down from the Board and will serve through Feb. 29, 2017, as Vice Chairman, reporting to the Chairman of the Board to assist with the transition.

“Michael and Tara both bring experienced leadership, extensive industry and in-depth organizational knowledge and a strategic vision to help guide the future growth and success of INC Research,” said Chief Executive Officer Alistair Macdonald. “As President, Clinical Development, Michael has continued to grow and build on INC’s therapeutic expertise as a key differentiator while enhancing our scientific focus to deliver truly innovative clinical development solutions for customers. Tara is a proven leader who has delivered exceptional results during her tenure with INC, guiding our Biometrics business to deliver consistently strong performance while also providing senior-level leadership for numerous other business-critical initiatives. We look forward to her continued leadership in further optimizing our overall delivery while driving growth across our key value chains.”

Alistair Macdonald concluded, “I am thrilled to assume the role of CEO of INC Research at this exciting time in our growth. With our 2016-2018 business strategy well underway, our direction is clear and we remain focused on our mission of helping biopharmaceutical customers worldwide bring new medicines to market for patients in need. I’m delighted to have Michael and Tara as part of our leadership team to help guide the next phase of INC Research’s growth as we continue on our journey to becoming CRO of Choice.”

As COO, Dr. Gibertini has global responsibility for all operational aspects of INC Research, including Clinical Operations and Clinical Development services. He joined INC Research in 2005 and prior to being appointed President, Clinical Development in 2015 served as President and General Manager, Central Nervous (CNS). Dr. Gibertini’s experience includes more than 30 years in the pharmaceutical, CRO, academic and private and hospital practice settings and he is a well-known expert and leader in CNS clinical trials methodology. In 2015 Dr. Gibertini was named to the annual PharmaVOICE 100 list of the most inspiring people in the life sciences industry. Dr. Gibertini will report directly to CEO Alistair Macdonald.

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As President, Clinical Development Services, Tara Fitzgerald will provide global leadership for delivery of the Company’s Clinical Support Services, including Study Start-Up, Biometrics and Safety and Pharmacovigilance offerings across Phase I to IV clinical trials as well the continued growth and expansion of its key value chains, including Late Phase, Consulting, Medical Devices and Functional Service Provision (FSP). Ms. Fitzgerald joined INC Research in May 2011 and has served as Executive Vice President, Biometrics since April 2013, providing global leadership for the Company’s Data Operations, Biostatistics, Medical Writing, Safety and Pharmacovigilance and Biometrics Project Management offerings. Her experience includes more than 20 years in senior leadership roles within the Biometrics field. Ms. Fitzgerald was named to the annual PharmaVOICE 100 list of the most inspiring people in the life sciences industry in 2014. She will report directly to Dr. Gibertini.

About INC Research

INC Research (Nasdaq: INCR) is a leading global contract research organization (“CRO”) providing the full range of Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industries. Leveraging the breadth of our service offerings and the depth of our therapeutic expertise across multiple patient populations, INC Research connects customers, clinical research sites and patients to accelerate the delivery of new medicines to market. The Company was named “Best Contract Research Organization” in December 2015 by an independent panel for Scrip Intelligence, and ranked “Top CRO to Work With” among large global CROs in the 2015 CenterWatch Global Investigative Site Relationship Survey. INC Research is headquartered in Raleigh, NC, with operations across six continents and experience spanning more than 110 countries. For more information, please visit www.incresearch.com and connect with us on LinkedIn and Twitter @inc_research.

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: reliance on key personnel; our Board and corporate governance transition as a relatively new public company that has recently lost its “controlled company” status; the costs and distraction of being a public company; risks associated with our business; and the other risk factors set forth from time to time in our Form 10-K for the year ended December 31, 2015, Form 10-Q for the quarter ended June 30, 2016 and other SEC filings, copies of which are available free of charge on our website at www.incresearch.com. INC Research assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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CONTACT:

Investor Relations Contact:

Ronnie Speight

Vice President, Investor Relations

Phone: +1 (919) 745-2745

Email: Investor.Relations@incresearch.com

Press/Media Contact:

Lori Dorer

Senior Director, Corporate Communications

Phone: +1 (513) 763-1380

Email: Corporate.Communications@incresearch.com